                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                        ACT OF 1934 (AMENDMENT NO. __ )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement               [ ] Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               THOMAS GROUP, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
        [X] No fee required.
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
            0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:


        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                               THOMAS GROUP, INC.
                           5215 N. O'CONNOR BOULEVARD
                                   SUITE 2500
                            IRVING, TEXAS 75039-3714

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998

To the Holders of Common Stock of THOMAS GROUP, INC.:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders of Thomas Group, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company, 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas 75039, on Thursday, May 7, 1998 at 9:00 A.M., Dallas, Texas time, for the following purposes:

          (1) To elect seven persons to serve as directors until the Company's 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

          (2) To consider and vote upon an amendment to the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") increasing the number of authorized shares of Common Stock from 12,500,000 to 25,000,000; and

          (3) To consider and vote upon an amendment to the Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share, upon the determination of the Board of Directors; and

          (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed March 23, 1998, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only holders of record of the Company's Common Stock on that date are entitled to vote on matters coming before the meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company's offices at 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas 75039-3714, for 10 days prior to the meeting.

     Please advise the Company's transfer agent, Harris Trust and Savings Bank, 1601 Elm Street, Suite 2320 Dallas, Texas 75201, of any change in your address.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE SHARES ARE REGISTERED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                                            By Order of the Board of Directors,

                                                 /s/ J. THOMAS WILLIAMS
                                            ------------------------------------
                                                     J. Thomas Williams
                                               President and Chief Operating
                                                          Officer

Irving, Texas
April 11, 1998

                               THOMAS GROUP, INC.
                           5215 N. O'CONNOR BOULEVARD
                                   SUITE 2500
                            IRVING, TEXAS 75039-3714
                      ------------------------------------
                                PROXY STATEMENT
                      ------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998

     The accompanying proxy, mailed together with this Proxy Statement to stockholders on or about April 11, 1998, is solicited by Thomas Group, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on May 7, 1998 (the "Annual Meeting").

     As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the Annual Meeting include (1) the election to the Board of Directors of seven directors to serve as directors until the Company's 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified, (2) an amendment to the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") increasing the number of its authorized shares of Common Stock from 12,500,000 to 25,000,000, (3) an amendment to the Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share, upon the determination of the Board of Directors, and (4) the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     All holders of record of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on March 23, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 6,295,444 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required for the election of directors. Approval of each of the proposals to amend the Certificate of Incorporation requires the affirmative vote of at least a majority of the issued and outstanding shares of Common Stock. All other action proposed herein may be taken upon the affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting, provided a quorum is present in person or by proxy.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposals to amend the Certificate of Incorporation will have the effect of a negative vote because those proposals require the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock. Brokers who hold shares in street name for customers and do not receive voting instructions from such customers are entitled to vote on the election of directors and will also have discretionary authority to vote on the proposal to increase the number of authorized shares of Common Stock. Under applicable Delaware law, a broker non-vote resulting from the failure to deliver voting instructions to a broker will have (i) the effect of a negative vote on the proposals to amend the Certificate of Incorporation and (ii) no effect on the election of directors.

     Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below, (ii) FOR the proposal to increase the number of authorized shares of Common Stock, and (iii) FOR the proposal to authorize the issuance of up to 1,000,000 shares of Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 28, 1998, by (i) each director, nominee for director and named executive officer of the Company, (ii) all officers and directors of the Company as a group, and (iii) all persons who are known by the Company to be beneficial owners of 5% or more of the Company's outstanding Common Stock.

            NAME AND ADDRESS OF BENEFICIAL OWNER              SHARES OWNED(1)    PERCENT
            ------------------------------------              ---------------    -------
Philip R. Thomas(2).........................................     1,789,748(3)     29.0%
Alexander W. Young(2).......................................       143,330(4)      2.4%
J. Thomas Williams(2).......................................         4,907(5)        *
Leland L. Grubb, Jr.(2).....................................        41,134(6)        *
Herbert D. Locke(2).........................................        43,756(7)
Roger A. Crabb(2)...........................................         3,966(8)
Donald J. Almquist(2).......................................        13,614(9)        *
J. Fred Bucy(2).............................................        26,168(10)       *
Hollis L. Caswell(2)........................................        25,908(11)       *
John T. Chain, Jr.(2).......................................        56,614(12)       *
James E. Dykes(2)...........................................        30,780(13)       *
Richard A. Freytag(2).......................................         3,000(14)
All officers and directors as a group (12 persons)..........     2,182,925(15)    34.4%
Kennedy Capital Management..................................       469,300         7.8%
  10829 Olive Boulevard
  St. Louis, Missouri 63141
Warburg, Pincus Counselors..................................       428,100         7.2%
  486 Lexington Avenue, 10th Floor
  New York, New York 10017
Capital Research and Management.............................       388,500         6.5%
  Company 333 South Hope Street
  Los Angeles, California 90071

---------------

   * Less than 1%

 (1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by spouses and minor children of such persons and corporations in which such persons hold a controlling interest. The amount shown also includes shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company. Holders of Class B Common Stock have rights identical to holders of Common Stock, except that holders of Class B Common Stock have no voting rights, other than as required by Delaware law. There are no matters to be considered at the Annual Meeting that holders of Class B Common Stock would be entitled to vote on under Delaware law. Class B Common Stock is owned by the persons set forth above as follows: Mr. Thomas, 140,460 shares; Mr. Bucy, 9,000 shares; and all officers and directors as a group, 149,460 shares. The amounts shown in the table include shares of Common Stock and Class B Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (2) The address of the named individuals is 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas 75039-3714.

 (3) Includes 189,767 shares of Common Stock which may be issued within 60 days of February 28, 1998 upon exercise of outstanding options.

 (4) Includes 82,741 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (5) Includes 4,907 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (6) Includes 36,134 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (7) Includes 3,291 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (8) Includes 3,966 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

 (9) Includes 8,382 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(10) Includes 1,332 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(11) Includes 1,000 shares owned by Mr. Caswell's spouse. Mr. Caswell disclaims beneficial ownership of such shares.

(12) Includes 8,382 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(13) Includes 27,548 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(14) Includes 3,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

(15) The amount shown includes a total of 370,782 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1998.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors that shall constitute the entire Board of Directors shall not be less than one and shall be fixed from time to time exclusively by the Board of Directors. The Board of Directors has set the number of directors at seven. The seven nominees for director listed below will stand for election at this Annual Meeting for a one-year term of office expiring at the 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     The following table sets forth certain information as to the nominees for directors of the Company:

           NAME AND AGE             POSITIONS AND OFFICES WITH THE COMPANY    DIRECTOR SINCE
           ------------             --------------------------------------    --------------
Philip R. Thomas, 63..............  Chairman of the Board and Chief
                                      Executive Officer                            1978
Donald J. Almquist, 64............  Director                                       1995
J. Fred Bucy, 69..................  Director                                       1991
Hollis L. Caswell, 66.............  Director                                       1991
John T. Chain, Jr., 63............  Director                                       1995
Richard A. Freytag, 64............  Director                                       1997
J. Thomas Williams, 51............  President and Chief Operating Officer            --

     While it is not anticipated that any of the nominees will be unable to serve, if any nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers of the Company serve at the will of the Board of Directors.

     PHILIP R. THOMAS founded the Company in 1978 after serving as a Vice President of one of RCA's semiconductor business units, as a General Manager of semiconductor operations for Fairchild Semiconductor Corporation, as General Manager of the microelectronics division of General Instrument Corporation, and in operational and strategic management positions with Texas Instruments Incorporated. He has served as a director and as Chief Executive Officer of the Company since its inception.

     J. THOMAS WILLIAMS became associated with the Company in 1992 and currently serves as President and Chief Operating Officer. Prior to joining the Company, Mr. Williams served as the Industrial Facilities Policy Director for the United States Navy and as Chief Financial Officer for the Long Beach Naval Shipyards.

     LELAND L. GRUBB, JR., 52, has been associated with the Company since April 1995 and currently serves as Vice President, Chief Financial Officer and Treasurer, and President of the Automotive Business Unit. Prior to joining the Company, Mr. Grubb served from January 1988 to January 1995 as Chief Financial Officer of Detroit Diesel Corporation, a manufacturer of diesel engines and related parts, and held senior financial positions with General Motors Corporation from July 1968 to December 1987.

     HERBERT D. LOCKE, 60, joined the Company in 1994 and currently serves as Vice President of the Company and President of the Asia/Pacific Business Unit. From 1993 to 1994, Mr. Locke served as Vice President, Operations at Farr Company, a California-based company engaged in the air and gas filtration industry. Prior to that time, Mr. Locke served in various managerial capacities for Texas Instruments Incorporated, most recently in the Asia Pacific region.

     ROGER A. CRABB, 44, joined the Company in May 1994 as Legal Counsel and became Secretary in May 1995. Immediately prior to joining the Company, Mr. Crabb had a private law practice, and from 1988 to 1993, Mr. Crabb served as Associate General Counsel of Triton Energy Limited, a publicly-held oil and gas exploration company.

     DONALD J. ALMQUIST was elected director of the Company in May 1995. Mr. Almquist retired in January 1993 as Chairman, President and Chief Executive Officer of Delco Electronics Corporation. Mr. Almquist had also served as executive vice president of Hughes Electronics Corporation and as a director of Hughes Aircraft Company. Mr. Almquist currently serves on the Board of Directors and Executive Committee of the Indiana Business Modernization and Technology Corporation, and as a member of the National Board of Advisors and the Board of Managers at Rose-Hulman Institute of Technology.

     J. FRED BUCY was elected a director of the Company in October 1991. From 1985 to the present, Mr. Bucy has been involved in a variety of civic endeavors, including service as Chairman of the Texas National Laboratory Research Commission, the governmental agency of the State of Texas responsible for the administration of the Texas funding of the Superconducting Super Collider project. From 1953 to 1985, Mr. Bucy was employed by Texas Instruments Incorporated, serving from 1984 through his retirement in 1985 as President, Chief Executive Officer, and a director. Mr. Bucy currently serves as a director of ODS Networks, Inc., a manufacturer of computer communication networks.

     HOLLIS L. CASWELL was elected a director of the Company in October 1991. Dr. Caswell serves as chief operating officer and a director of Advanced Energy Industries, Inc., a power supply provider to the electronics industry. He is also currently a director of HYPRES, Inc., a superconducting electronics company. From 1984 to 1990, Dr. Caswell was a Senior Vice President at Unisys Corporation.

     JOHN T. CHAIN, JR. was elected director of the Company in May 1995. Since December 1996, Mr. Chain has served as President of Quarterdeck Equity Partners, Inc., a company involved in the acquisition of small suppliers to the defense and aerospace industry. Mr. Chain served from 1991 until early 1996 as Executive Vice President for Burlington Northern Santa Fe Corporation. From 1986 to 1991, Mr. Chain was Commander in Chief of the U.S. Strategic Air Command. Mr. Chain currently serves on the board of directors for Kemper National, Northrop Grumman Corporation, RJR Nabisco Holdings Corp. and Nabisco Holdings, Inc.

     RICHARD A. FREYTAG was elected director of the Company in September 1997. Mr. Freytag served as president of Citicorp Banking Corporation from 1984 until 1989, when he was appointed chief executive officer, and currently serves as an outside director and as vice chairman of the board of directors of Citicorp Banking Corporation. Mr. Freytag is also currently a director of Citicorp Holdings, Inc., Citibank Overseas Investment Corporation and Citibank Delaware.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established three committees: an Audit Committee, a Finance Committee, and a Nominating, Corporate Governance and Compensation Committee.

     The Audit Committee, currently composed of Messrs. Bucy, Caswell, Chain and Freytag, met six times during the fiscal year ended December 31, 1997. This committee monitors and makes recommendations to the Board of Directors on matters pertaining to the financial management of the Company, including monitoring the adequacy and effectiveness of the internal and external audit functions, control systems, financial accounting and reporting, and adherence to applicable legal, ethical and regulatory requirements. Prior to the mailing of this Proxy Statement to the stockholders of the Company, the committee met with the Company's independent auditors to review the plan and scope of the 1997 audit and the significant accounting policies and internal controls.

     The Finance Committee, currently composed of Messrs. Bucy, Caswell, Chain and Freytag, met six times during the fiscal year ended December 31, 1997. The Finance Committee reviews the financial performance and cash flow of the Company, and makes recommendations on financial matters such as capital expenditures and dividend policy.

     The Nominating, Corporate Governance and Compensation Committee, currently composed of Messrs. Chain, Almquist and Bucy, met [six] times during the fiscal year ended December 31, 1997. The Nominating, Corporate Governance and Compensation Committee makes recommendations to the Board of Directors regarding potential nominees to the Board, overseas the performance and effectiveness of the Board, reviews the Company's compensation policies, determines the amount and form of compensation and benefits payable to officers, reviews and approves significant stock option awards, and establishes succession plans for executives of the Company.

     The Board of Directors held eight meetings during the fiscal year ended December 31, 1997. All of the directors attended at least 75% of the meetings of the Board of Directors and its committees on which they served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during each of the three years ended December 31, 1997, to (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers (collectively, the "named executive officers") whose total cash compensation for the year ended December 31, 1997 exceeded $100,000.

                                                                                              LONG-TERM
                                                              ANNUAL COMPENSATION            COMPENSATION
                                                      ------------------------------------   ------------
                                                                                              SECURITIES
                                                                              OTHER ANNUAL    UNDERLYING     ALL OTHER
          NAME & PRINCIPAL POSITION            YEAR    SALARY      BONUS      COMPENSATION     OPTIONS      COMPENSATION
          -------------------------            ----   --------   ----------   ------------   ------------   ------------
Philip R. Thomas,                              1997         --   $1,199,000     $55,600(1)          --        $ 33,825(2)
  Chairman of the Board and                    1996         --           --      56,000             --          58,354
  Chief Executive Officer                      1995         --    1,949,000      56,000             --         293,930
Alexander W. Young,                            1997   $385,000       37,000       9,600(1)          --          23,350(3)
  President and                                1996    385,000           --       7,200             --           4,750
  Chief Operating Officer                      1995    359,000      197,000       7,000             --           4,620
James E. Dykes,                                1997    155,300       17,000          --         52,396         106,700(4)
  Executive Vice President                     1996         --           --          --             --              --
                                               1995         --           --          --             --              --
Leland L. Grubb,                               1997    300,000       39,600       7,200(1)          --             950(5)
  Vice President and Chief                     1996    300,000           --       7,200             --             950
  Financial Officer                            1995    140,000       11,000       4,800             --              --
J. Thomas Williams,                            1997    250,000       31,900          --             --          33,851(6)
  Vice President(7)

---------------

(1) Represents car allowances for the benefit of the named executive officers.

(2) Represents $26,700 in life insurance premiums and the Company's contribution of $7,125 to such officer's account under the Company's 401(k) Plan.

(3) Represents $18,600 in life insurance premiums and the Company's contribution of $4,750 to such officer's account under the Company's 401(k) Plan.

(4) Represents a relocation allowance.

(5) Represents the Company's contribution to such officer's account under the Company's 401(k) plan.

(6) Represents a cost of living adjustment of $31,300 for overseas duty and per diem amounts, and the Company's contribution of $2,375 to such officer's account under the Company's 401(k) Plan.

(7) No information is provided for those fiscal years during which Mr. Williams did not serve as an executive officer of the Company.

STOCK OPTION GRANTS

     The following table provides information concerning the grant of stock options during the year ended December 31, 1997 to the named executive officers.

                                                           INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                      ------------------------------------------------------------       VALUE AT ASSUMED
                                      NUMBER OF     % OF TOTAL                                         ANNUAL RATES OF STOCK
                                      SECURITIES     OPTIONS                  MARKET                  PRICE APPRECIATION FOR
                                      UNDERLYING    GRANTED TO                PRICE                       OPTION TERM(1)
                                       OPTIONS     EMPLOYEES IN   EXERCISE   ON DATE    EXPIRATION   -------------------------
                NAME                  GRANTED(2)   FISCAL YEAR     PRICE     OF GRANT      DATE      0%       5%        10%
                ----                  ----------   ------------   --------   --------   ----------   ---   --------   --------
Philip R. Thomas....................        --           --            --         --           --    --          --         --
Alexander W. Young..................        --           --            --         --           --    --          --         --
James E. Dykes......................    50,000         20.8        $ 8.63     $ 8.63      5/13/07    --    $271,200   $687,300
                                         1,332           .6          9.38       9.38      3/13/07    --       7,900     19,900
                                         1,064           .4         11.75      11.75      6/30/07    --       7,900     19,900
Leland L. Grubb.....................        --           --            --         --           --    --          --         --
J. Thomas Williams..................     5,000          2.1           9.5        9.5      5/15/07    --      29,900     75,700
                                        10,000          4.2         11.69      11.69     12/17/07    --     126,100    371,300

---------------

(1) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

(2) These options generally vest with respect to 20% of the shares issuable thereunder on the date of grant and 20% annually thereafter, with incremental monthly vesting.

OPTION EXERCISES AND HOLDINGS

     The following table provides information related to the number of shares received upon exercise of options, the aggregate dollar value realized upon exercise and the number and value of options held by the named executive officers of the Company at December 31, 1997.

                                                                        UNEXERCISED OPTIONS AT DECEMBER 31, 1997
                                                                ---------------------------------------------------------
                                                                        NUMBER OF
                                       SHARES                     SECURITIES UNDERLYING           VALUE OF UNEXPIRED
                                      ACQUIRED       VALUE         UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
               NAME                  ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
               ----                  -----------    --------    -------------------------    ----------------------------
Philip R. Thomas...................       --            --              189,621/953                $   4,700/$3,600
Alexander W. Young.................       --            --             81,061/9,203                  405,000/40,200
James E. Dykes.....................       --            --            23,282/88,114                  63,100/268,000
Leland L. Grubb....................       --            --            32,467/26,533                    1,600/19,900
J. Thomas Williams.................      120          $700             4,295/40,105                   8,700/105,700

---------------

(1) For purposes of this table, the value of the Common Stock is $11.75 per share, the average of the high and low sale prices of the Common Stock on December 31, 1997 as reported on the NASDAQ National Market System, and the value of the Class B Common Stock is $8.225 (70% of $11.75).

EMPLOYMENT AGREEMENTS OF CERTAIN EXECUTIVE OFFICERS

     Mr. Thomas is employed by the Company under an employment agreement which became effective January 2, 1998, and Mr. Young, Mr. Dykes and Mr. Grubb are employed by the Company under employment agreements which became effective in August 1993, April 1995 and July 1997, respectively.

     Mr. Young and Mr. Grubb's employment agreements provide for base compensation in the initial amount of $300,000, and Mr. Dykes' employment agreement provides for base compensation in the initial amount of $330,000, with each of such officers' base compensation to be adjusted at least annually by the Nominating

Corporate Governance and Compensation Committee of the Board. The employment agreements provide for additional compensation, calculated according to a formula based on the Company's profits and growth in profits, payable in cash up to a specified amount and in stock options thereafter. The stock options granted under such officers' employment agreements will have exercise prices equal to the market price per share of the Common Stock on the date of grant, will be fully vested, and will expire 10 years from the date of grant.

     The expiration of Mr. Young's employment agreement was extended by the Board of Directors, from August 31, 1998 until December 31, 2000. Mr. Dykes' employment agreement has a three-year term, and Mr. Grubb's employment agreement has a five-year term. The employment agreements may be extended for additional years by mutual agreement.

     The employment agreements may be terminated by the employee upon one year's notice to the Company. The employment agreements may be terminated by the Company with or without cause, by the employee with or without "Good Reason", upon the disability of the employee, or upon the occurrence of a "Change in Control" of the Company. A "Change in Control" is defined as the occurrence of any of the following events: (i) a third party acquires securities representing 40% or more of the Common Stock or the combined voting power of the Company's outstanding securities, (ii) the number of directors of the Company as of the date of the employment agreements plus the number of directors approved by two-thirds of those initial directors (or their approved successors) cease to constitute, in the aggregate, a majority of the members of the Board, (iii) certain reorganizations, consolidations or mergers involving the Company, or
(iv) a dissolution or liquidation of the Company in certain circumstances. "Good Reason" is defined to include the failure of the Board to nominate the employee to stand for election as a director of the Company or the significant diminution of the employee's responsibilities. In the event of a termination of the employee by the Company without cause, by the employee with "Good Reason," upon the disability of the employee, or upon a Change in Control, any of the employee's stock options that are not fully vested will become fully vested and immediately exercisable and the employee is entitled to a lump sum cash payment based on the average compensation paid to the employee during the previous four years. In the event of termination by the Company with cause or by the employee without Good Reason, the employee is entitled (i) to reimbursement for expenses incurred prior to termination, (ii) to the payment of bonuses or incentive compensation and (iii) to exercise vested options for a period of 90 days. If the employment of Mr. Young, Mr. Dykes or Mr. Grubb had been terminated without cause as of January 1, 1998, such executives would have been entitled to receive severance payments of approximately $695,000, $172,000 and $423,000, respectively. The employment agreements also contain noncompetition, non-solicitation and confidentiality covenants.

     It is anticipated that Mr. J. Thomas Williams, as the new President and Chief Operating Officer, will have an employment agreement comparable to those described above.

     Mr. Thomas' employment agreement provides for base compensation in the initial amount of $600,000, with base compensation subject to adjustment annually by the Nominating, Corporate Governance and Compensation Committee of the Board. The employment agreement provides for additional compensation, calculated according to a formula based on the Company's profits and growth in profits, payable in cash. Mr. Thomas' employment agreement also provides for an initial grant of stock options whose vesting is tied to earnings per share milestones for fiscal years 1998, 1999 and 2000. Subsequent years' option grants, also provided for in Mr. Thomas' employment agreement, as well as the vesting of such grants, are similarly tied to earnings per share milestones. All stock options granted under Mr. Thomas' employment agreement will have exercise prices equal to the market price per share of the Common Stock on the date of grant, and will expire 10 years from the date of grant. Mr. Thomas' employment agreement also provides for retirement benefits in the event of termination of Mr. Thomas' employment. Mr. Thomas' employment agreement will extend until December 31, 2005.

     Mr. Thomas' employment agreement contains "change of control" provisions which mirror those contained in the employment agreements of Mr. Young and Mr. Grubb, described above. If the employment of Mr. Thomas had been terminated without cause as of January 2, 1998 (the effective date of the agreement), Mr. Thomas would have been entitled to receive a severance payment of approximately $2,353,000.

DIRECTORS' COMPENSATION

     In 1997 each non-employee director earned fees at an annual rate of $50,000, a portion of which was paid in cash and the balance in a combination of shares of Common Stock of the Company and options. In addition, all directors were reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors who are employees of the Company did not receive any compensation in their capacity as directors.

REPORT OF THE NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION

     Final decisions regarding executive compensation are made by the Board of Directors of the Company. Recommendations to the Board regarding executive compensation are made by the Nominating, Corporate Governance and Compensation Committee (the "Committee"). The Committee consists of Board members who are "disinterested persons" as that term is defined in the Securities Exchange Act of 1934, and who are "outside directors" under the Internal Revenue Code.

     The Company's executive compensation policy is based on pay-for-performance. For the Company's senior management, comprised of Messrs. Thomas, Young, Dykes and Grubb, the Company has established fixed and incentive components of compensation, where the incentive component is tied specifically to Company growth and performance.

     For Mr. Young, Mr. Dykes and Mr. Grubb, incentive compensation is determined by multiplying the Company's revenues by a sharing ratio and then by a factor defined as the entitled percentage. The entitled percentage was initially calculated by multiplying fixed compensation by 55% and dividing by $1,000,000 and may be adjusted at the Compensation Committee's discretion. The sharing ratio takes into account two factors: the growth rate of income before tax and incentive compensation ("IBTIC"), and IBTIC as a percent of revenue. The sharing ratio method was chosen because the Compensation Committee desired to balance the goals of maximizing profits with the growth of the Company's business.

     For Mr. Young, Mr. Dykes and Mr. Grubb, the sharing ratio matrix adopted by the Board is as follows:

                                                 SHARING RATIO (%) IBTIC GROWTH RATE
    IBTIC AS % OF      ----------------------------------------------------------------------------------------
       REVENUE                                            STANDARD INCENTIVE
---------------------  ----------------------------------------------------------------------------------------
                             <5%            5 - 9.99%        10 - 14.99%       15 - 24.99%       25 - 29.99%
                       ----------------  ----------------  ----------------  ----------------  ----------------
4.0 - 8.99%                  0.0               0.0               0.0               0.2               0.3
9.00 - 14.99%                0.3               0.4               0.5               0.6               0.7
15.00 - 19.25%               0.5               0.6               0.8               1.0               1.2
Over 19.25%                  0.8               1.0               1.3               1.6               1.8

     By way of example, if for a given year revenues are $60 million, IBTIC is $11.6 million (19.3% of revenue) and IBTIC for the prior year was $8.9 million, then the IBTIC growth rate is 30.3% and the sharing ratio would be 1.8% of revenues.

     If an officer's entitled percentage was 0.0825, incentive compensation would be calculated as $60 million (revenue) X .018 (sharing ratio X .0825 (entitled percentage), or $89,100. Officer cash incentive compensation is limited to 55% of fixed compensation. If the formula generates an excess over this limit, stock options are awarded with the number of shares determined by dividing the excess by the market price of the Company's Common Stock on date of grant.

     The CEO's compensation has a fixed base component of $600,000, and for the duration of his employment agreement, the balance of his compensation is performance-based, as determined by the matrix above. Consequently, there is greater potential variability in the CEO's compensation from year to year than would be the case were the performance goals amended annually. The Compensation Committee is of the view that by not amending the performance goals every year, the CEO will have a constant, long-term focus on Company growth and profitability.

     The CEO's employment agreement also provides for an initial grant of stock options whose vesting is tied to earnings per share milestones for fiscal years 1998, 1999 and 2000. Subsequent years' option grants, also provided for in the CEO's employment agreement, as well as the vesting of such grants, are similarly tied to earnings per share milestones.

     By providing direct links between compensation and performance, the Committee is confident that the incentive compensation program for the CEO and other officers of the Company aligns management's interests with the long-term interests of the stockholders.

     The preceding report was issued by the Nominating, Corporate Governance and Compensation Committee, comprised of:

                                            John T. Chain, Jr.
                                            Donald J. Almquist
                                            J. Fred Bucy

NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions with respect to the executive officers of the Company are made by the Nominating, Corporate Governance and Compensation Committee of the Board, which is comprised of Mr. Chain, Mr. Almquist and Mr. Bucy.

COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph sets forth the Company's total shareholder return as compared to the NASDAQ Stock Market (US) Index and an index of companies having a market capitalization of $50 million to $75 million, over the period beginning August 19, 1993 and ending December 31, 1997. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Stock Market (US) Index and the index of companies having a market capitalization of $50 million to $75 million. The Company has chosen an index of companies having a market capitalization of $50 million to $75 million for the following reasons: this is the historical market capitalization range for the Company's Common Stock, the stock price performance for companies in that range tends to react to market forces in a similar fashion, and the Company has no true public company peer group.

                TOTAL SHAREHOLDER RETURN FOR THOMAS GROUP, INC.,
                         NASDAQ STOCK MARKET (US) INDEX
                                      AND
                    COMPANIES WITH MARKET CAPITALIZATION OF
                           $50 MILLION TO $75 MILLION

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG THOMAS GROUP, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

               MEASUREMENT PERIOD                      THOMAS          PEER GROUP          NASDAQ
             (FISCAL YEAR COVERED)                  GROUP, INC.          INDEX          MARKET INDEX
8/19/93                                                        100               100               100
12/31/93                                                    129.63            110.60            101.66
12/31/94                                                     46.30             81.27            106.74
12/31/95                                                    100.00             90.70            138.45
12/31/96                                                     66.67             83.26            172.04
12/31/97                                                     92.59             81.11            210.45

                    ASSUMES $100 INVESTED ON AUGUST 19, 1993
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1997

                              CERTAIN TRANSACTIONS

     Through January 1, 1997 the Company employed two sales executives whose focus was acquiring new business through relationships in the investment banking community. These executives have an ownership interest in Celerity Partners, a limited partnership (the "Partnership") which invests in companies whose competitiveness within a particular industry may be significantly improved. The general partner of the Partnership is a limited liability company ("Celerity LLC"), in which Mr. Thomas owns a 40% equity interest. The Company's board of directors has precluded Mr. Thomas from negotiating or approving contracts with any potential client in which the Partnership holds or is negotiating an ownership interest, and is precluded from negotiating the Company's agreements with Celerity LLC. During 1997, the Company entered into a "finders agreement" with the Partnership which would compensate the Partnership when it delivers potential clients who ultimately enter into a business improvement program. The Company made advances to Celerity LLC in 1997 in the amount of $0.2 million, against future finders fees.

     During 1996 the Company made advances to Mr. Thomas premised upon anticipated revenues and net income for the year. Such revenues and net income did not exceed the thresholds set in Mr. Thomas' employment agreement; consequently, Mr. Thomas earned no incentive compensation in 1996 and executed a promissory note payable to the Company in the amount of $1,500,000 to repay such advances to the Company. The note was initially due September 25, 1997, carries an interest rate of prime plus 1/4%, has been extended, and will be paid by Mr. Thomas as a result of the Company's purchase of shares from Mr. Thomas, as described in the following paragraph. In 1997, Mr. Thomas earned $0.8 million in incentive compensation and was paid compensation advances of $1.4 million. The excess of $0.6 million will be repaid through the tender of shares to the Company, as described in the following paragraph.

     On February 19, 1998, the Company entered into a stock purchase agreement with Mr. Philip R. Thomas, Chairman and Chief Executive Officer, for an as yet undetermined number of shares of common stock in exchange for $8.2 million in cash and the satisfaction of a $2.3 million outstanding debt to the Company. The ultimate number of shares to be purchased from Mr. Thomas shall be determined based upon a formula and at a discount to market. The Company utilized an investment banking firm to determine the appropriate discount factor. Mr. Thomas delivered to the Company 1.4 million shares to be held in escrow until such time as the final reconciliation is performed on April 27, 1998. Any excess shares held in escrow shall be returned to Mr. Thomas. If there is a deficiency at the reconciliation, Mr. Thomas shall execute a promissory note for the difference. In addition, Mr. Thomas has the option to pay the Company in cash at the date of the reconciliation for the $2.3 million debt owed to the Company.

                                     *****

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                    TO INCREASE THE AUTHORIZED COMMON STOCK

     The Thomas Group Board of Directors is submitting to stockholders a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 12,500,000 to 25,000,000.

     The Board of Directors believes that this amendment is in the best interest of the Company and its stockholders because it would provide greater flexibility to the Board of Directors to issue additional equity securities, for example, to raise additional capital, to provide stock related employee benefits, to effect stock splits of the outstanding Common Stock, and to effect acquisitions of other businesses if favorable opportunities become available. It is important for the Company's Board of Directors to have the flexibility to act promptly to address future business needs as they arise. Other than issuances of shares of Common Stock pursuant to the Company's option plans and upon the exercise of warrants, the Company has no current plans to issue any newly authorized shares of Common Stock.

     The text of the proposed amendment is set forth on Annex I, which is attached to and made a part of this Proxy Statement. Stockholders are encouraged to read carefully the full text of the amendment.

     Of the 12,500,000 shares of Common Stock currently authorized for issuance under the Company's Restated Articles of Incorporation, the Company had 6,295,444 shares issued and outstanding on February 28, 1998. As of such date, the Company also had 47,176 shares subject to issuance pursuant to the Company's 1988 Stock Option Plan, 33,552 shares subject to issuance pursuant to the Company's 1992 Stock Option Plan, 125,000 shares subject to issuance pursuant to the Company's 1997 Stock Option Plan, and 225,000 shares subject to issuance upon the exercise of warrants.

     The availability of an adequate supply of authorized and unissued shares of Common Stock provides the Company flexibility by allowing shares to be issued for general corporate needs without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance.

     Stockholders should note that certain disadvantages may result from the authorization of additional shares of Common Stock. For example, the issuance of a significant amount of Common Stock could result in a significant dilution of the beneficial ownership and/or voting power of the holders of Common Stock. Moreover, once authorized in the Certificate of Incorporation by the vote of the holders of a majority of the Company's issued and outstanding shares of Common Stock, such shares generally may be issued by the Board of Directors without further authorization from the Company's stockholders. Shares of Common Stock have no preemptive rights and, therefore, will not be entitled to preferential rights to purchase any additional shares of Common Stock that might be issued in the future.

     In addition, the proposed amendment to the Certificate of Incorporation could have an anti-takeover effect because the Board of Directors would have the ability to issue a significant number of shares of Common Stock as a defense to an attempted takeover that the Board of Directors considered not to be in the best interests of the Company and its stockholders. The Board of Directors is not aware of any current proposals by any party to acquire control of the Company.

     In addition, the Board of Directors is in the process of considering the adoption of a stockholder rights plan. Such plans are designed to protect stockholders from unfair or coercive takeover attempts and to prevent a potential acquiror from gaining control of a company without fairly compensating all of the company's stockholders. Stockholders should be aware, however, that rights plans are viewed by certain investors to be detrimental to stockholder value because they may render more difficult or even discourage attempts to acquire control of a company, thereby depriving stockholders of the opportunity to participate in possible premiums that might have been obtained in the absence of such plans. Rights plans have also been criticized by certain investors as making the removal of management more difficult. The goal of a rights plan, however, is to enable the Board of Directors to negotiate in the best interests of the stockholders.

     The Board of Directors has the authority to adopt a rights plan without obtaining stockholder approval. Stockholder approval is necessary, however, to increase the number of shares of Common Stock authorized for issuance in order that the Company may fully implement a rights plan if the Board of Directors determines to do so.

     The Board of Directors believes that this amendment is in the best interest of the Company and its stockholders.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR"
                        THE APPROVAL OF SUCH AMENDMENT.

                                     *****

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                  TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

     The Thomas Group Board of Directors is submitting to stockholders a proposal to amend the Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of Preferred Stock, $.01 par value per share, upon the determination of the Board of Directors. The Company's Certificate of Incorporation does not presently authorize the issuance of Preferred Stock.

     The right to issue Preferred Stock, in the judgment of the Board of Directors, is in the best interest of the Company and its stockholders because it would provide desirable flexibility in connection with future financings, acquisitions and other corporate transactions. Having authorized shares of Preferred Stock available for issuance will also avoid the delay and expense associated with a special stockholders' meeting. The Company has no current plans to issue any newly authorized shares of Preferred Stock.

     The text of the proposed amendment is set forth on Annex I, which is attached to and made a part of this Proxy Statement. Any reference to the proposed amendment is qualified in its entirety by reference to Annex I, which stockholders are encouraged to review carefully. Upon approval of the amendment by stockholders, the Board of Directors of the Company will be delegated the power and authority to issue shares of Preferred Stock from time to time in one or more series.

     Each series of Preferred Stock issued by the Company (i) may have such number of shares; (ii) may have such voting rights, full, special or limited, or may be without voting powers, and may confer rights to vote as a class to the holders thereof, alone or together with other classes or series of stock; (iii) may be subject to redemption at such time or times and at such price or prices (which may be payable in the form of cash, notes, securities or other property);
(iv) may be entitled to receive dividends, whether payable in cash, stock of the Company or other property, which may be cumulative or noncumulative, at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (v) may have such rights upon the dissolution of, or upon any distribution of the assets of the Company; (vi) may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Company at such price or prices or at such rates of exchange, and with such adjustments; and (vii) may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; all as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

     Upon any liquidation of the Company, no distribution of the Company's assets may be made to the holders of Common Stock until the holders of all classes or series of stock having a preference over the Common Stock upon liquidation have been paid in full the amounts to which they respectively are entitled.

     As noted above, the Board of Directors would have authority to designate whether dividends on the Preferred Stock shall be cumulative. If so designated, cash dividends would not be paid on Common Stock until all past dividends have been set aside or paid on the Preferred Stock. Distributions on the Common Stock in liquidation could be made only if all Preferred Stock dividends have been paid in full.

     Since no preemptive rights exist with respect to the issuance of additional shares of capital stock, no further stockholder authorization will be sought for the issuance of shares of Preferred Stock unless deemed advisable by the Board of Directors or otherwise required by law.

     While the Board of Directors is of the opinion that the proposed amendment is in the best interests of the Company and its stockholders, the Board of Directors recognizes that there may be some disadvantages to stockholders. Holders of Common Stock of the Company may be adversely affected by any issuance and sale of Preferred Stock, due to possible dilutive effects upon any such issuance (because of any voting or conversion rights pertaining to shares of Preferred Stock) and the fact that holders of Preferred Stock would be entitled to receive any dividends and distributions in liquidation before holders of Common Stock.

     In addition, the proposed amendment to the Certificate of Incorporation could have an anti-takeover effect because the Board of Directors would have the ability to issue Preferred Stock as a defense to an attempted takeover that the Board of Directors considered not to be in the best interests of the Company and its stockholders. The Board of Directors is not aware of any current proposals by any party to acquire control of the Company.

     In addition, the Board of Directors is in the process of considering the adoption of a stockholder rights plan. Such plans are designed to protect stockholders from unfair or coercive takeover attempts and to prevent a potential acquiror from gaining control of a company without fairly compensating all of the company's stockholders. Stockholders should be aware, however, that rights plans are viewed by certain investors to be detrimental to stockholder value because they may render more difficult or even discourage attempts to acquire control of a company, thereby depriving stockholders of the opportunity to participate in possible premiums that might have been obtained in the absence of such plans. Rights plans have also been criticized by certain investors as making the removal of management more difficult. The goal of a rights plan, however, is to enable the Board of Directors to negotiate in the best interests of the stockholders.

     The Board of Directors has the authority to adopt a rights plan without obtaining stockholder approval. Stockholder approval is necessary, however, to authorize the issuance of Preferred Stock in order that the Company may fully implement a rights plan if the Board of Directors determines to do so.

     The Board of Directors believes that this amendment is in the best interest of the Company and its stockholders.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR"
                        THE APPROVAL OF SUCH AMENDMENT.

                                     *****

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and to furnish to the Company copies of such reports. Based solely upon its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1997, Company officers, directors and greater than 10% beneficial owners complied with all such filing requirements.

                                    AUDITORS

     The Company has appointed BDO Seidman, LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

     Representatives of BDO Seidman, LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its Annual Meeting of Stockholders to take place in 1998, such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, and must be received at the Company's offices at 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas, 75039-3714, Attention: Secretary, by December 9, 1998.

     The Company's By-Laws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 30 days prior to an annual meeting. This provision also requires that the notice set forth, among other things, the name and address of the stockholder giving the notice, as it appears on the Company's books and records, and the class and number of shares of capital stock of the Company owned by such stockholder. Such notice must also contain such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board. Such notice must also be accompanied by the written consent of the person being nominated to the naming of that person in the Proxy Statement as a nominee and to serve as a director if elected. The chairman of the annual meeting shall, if facts warrant, determine and declare to the annual meeting that a nomination has not been made in accordance with these procedures and if the chairman should so determine, he or she shall so declare to the annual meeting and the defective nomination shall be disregarded. No stockholder has nominated a candidate for election to the Board of Directors at the Annual Meeting.

                            SOLICITATION OF PROXIES

     The Company will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended December 31, 1997, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO THOMAS GROUP, INC., 5215 N. O'CONNOR BOULEVARD, SUITE 2500, IRVING, TEXAS 75039-3714, TELEPHONE (972) 869-3400. THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO THE COMPANY, CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE

ANNUAL MEETING. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the Annual Meeting. However, if any other proper items of business should come before the Annual Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

     Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                            By Order of the Board of Directors,

                                                 /s/ J. THOMAS WILLIAMS
                                            ------------------------------------
                                                     J. Thomas Williams
                                               President and Chief Operating
                                                          Officer

Irving, Texas
April 11, 1998

                                    ANNEX I

                                AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               THOMAS GROUP, INC.

     Following is the full text of Article Fourth, as proposed for amendment:

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 27,200,000, consisting of:

        (i) 25,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"); and

        (ii) 1,200,000 shares of Class B Common Stock, par value $.01 per share ("Class B Stock"); and

        (iii) 1,000,000 shares of Preferred Stock, par value $.01 per share "Preferred Stock").

     A. Provisions Relating to the Preferred Stock

        1. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, rights, qualifications, limitations, and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereafter prescribed.

        2. Authority is hereby expressly granted to and vested in the Board of Directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

          (i) whether or not shares of a series shall have voting rights, full, special, or limited, or shall be without voting rights, and whether or not the holders of such shares are to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

          (ii) the number of shares to constitute the series and the designations thereof;

          (iii) the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any series;

          (iv) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

          (v) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

          (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

          (vii) the preferences, if any, and the amounts thereof which the holders of shares of any series shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          (viii) whether or not the shares of any series shall be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including, without limitation, additional shares of such series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of the Corporation of, any outstanding stock of the Corporation;

          (ix) whether or not the shares of any series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price, ratio or rate at which such exchange may be made, with such adjustments, if any, as shall be provided for in such resolutions; and

          (x) such other special rights and protective provisions with respect to any series as the Board of Directors of the Corporation may deem advisable.

        3. The shares of each series of the Preferred Stock may vary from the shares of any other class or series in any or all of the foregoing respects. The Board of Directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing series (but not above the total number of authorized shares of the class) by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing series (but not below the number of shares thereof then outstanding) by a resolution subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

     B. Provisions Relating to the Common Stock and Class B Stock

        1. Except as otherwise required by law, and subject to any special voting rights which may be conferred upon any class or series of stock of the Corporation, each holder of Common Stock shall be entitled to one vote for each share of the Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders. Except as required by law, the holders of the Class B Stock shall have no voting rights whatsoever.

        2. Subject to the rights of the holders of any class or series of stock of the Corporation, the holders of the Common Stock shall be entitled to receive when, as, and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends payable in cash, stock, or otherwise.

        3. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after the holders of any class or series of stock of the Corporation having a preference over the Common Stock and Class B Stock with respect to distributions of assets upon any such liquidation, distribution or winding up, and any bonds, debentures, or other obligations of the Corporation shall have been paid in full the amounts to which they shall be entitled (if any), or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and Class B Stock, to the exclusion of the holders of shares of any other class or series of stock and any bonds, debentures, or other obligations of the Corporation.

                               THOMAS GROUP, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


                                             FOR       WITHHELD       FOR ALL
1.   Election of Directors                   ALL          ALL          EXCEPT
     (see reverse)                           [ ]          [ ]            [ ]
                                                                                -----------------
                                                                                Nominee Exception



2.   Proposal to amend the                   FOR        AGAINST       ABSTAIN
     Company's Amended and Restated          [ ]          [ ]            [ ]
     Certificate of Incorporation
    ("Certificate of Incorporation")
     increasing the number of its autho-
     rized shares of Common Stock from
     12,500,000 to 25,000,000.

3.   Proposal to amend the Certificate of    FOR        AGAINST       ABSTAIN
     Incorporation to authorize the          [ ]          [ ]            [ ]
     issuance of up to 1,000,000 shares
     of Preferred Stock, par value $.01
     per share, upon the determination
     of the Board of Directors.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR the election of directors and FOR the proposals set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                         Change of Address   [ ]



SIGNATURE(S)                       DATE
            ----------------------     -------------

SIGNATURE(S)                       DATE
            ----------------------     -------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                               THOMAS GROUP, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

P         The undersigned hereby appoint(s) Philip R. Thomas and J. Thomas
     Williams, or either of them, with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would posses if
R personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Thomas Group, Inc. (the "Company") to be held on Thursday, May 7, 1998, at the principal
O executive offices of the Company, 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas at 9:00 A.M., Dallas time, and any and all adjournments or postponements thereof (the "Annual Meeting"), including (without limiting
X    the generality of the foregoing) to vote and act as follows:

          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS SET FORTH
Y    BELOW AND FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

     Election of Directors, Nominees:                  (change of address)

     Philip R. Thomas         J. Fred Bucy           _______________________

     Hollis L. Caswell        Donald J. Almquist     _______________________

     John T. Chain, Jr.       Richard A. Freytag     _______________________

                              J. Thomas Williams     _______________________
                                                     (If you have written in
                                                     the above space, please
                                                     mark the corresponding
                                                     box on the reverse side
                                                     of this card.)


   Please complete, date, sign and mail this                      SEE REVERSE
   Proxy promptly in the enclosed envelope.                           SIDE
No postage is required for mailing in the United States.